Exhibit 99.3
CONSENT OF JEFFERIES & COMPANY, INC.
Board of Directors
Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
          We hereby consent to the inclusion of our opinion letter dated June 20, 2010 to the Board of Directors of Valeant Pharmaceuticals International (the “Company”) included as Annex D, and to the references thereto under the captions “SUMMARY – Opinions of Valeant’s Financial Advisors,” “THE MERGER – Background of the Merger,” “THE MERGER – Recommendations of the Valeant Board of Directors; Valeant’s Reasons for the Merger” and “THE MERGER – Opinions of Valeant’s Financial Advisors” in the joint proxy statement/prospectus relating to the proposed merger transaction involving Biovail Corporation and the Company, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Biovail Corporation. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES & COMPANY, INC.
By:	/s/ Justin DeSpirito
	Name:	Justin DeSpirito
	Title:	Assistant General Counsel

New York, New York
    July 21, 2010